EXHIBIT 23(B) - INDEPENDENT AUDITORS' CONSENT

INDEPENDENT AUDITORS' CONSENT

National Western Life Insurance Company
Austin, Texas

We consent to incorporation by reference in the registration statement (Nos. 333-38549) on Form S-8 of National Western Life Insurance Company of our report dated March 5, 2001, with respect to the consolidated balance sheet of National Western Life Insurance Company and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, comprehensive income, stockholders'equity, and cash flows for each of the years in the two-year period ended December 31, 2000, and Schedule V Valuation and Qualifying Accounts for the years ended December 31, 2000 and 1999, which report appears in the December 31, 2001, annual report on Form 10-K of National Western Life Insurance Company.

KPMG LLP

Austin, Texas
March 28, 2002